Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-203060) of our report dated February 26, 2016 relating to the financial statements of United States Oil Fund, LP as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 and our report dated February 26, 2016 relating to the effectiveness of United States Oil Fund, LP’s internal control over financial reporting, which appear in this Annual Report on Form 10-K of United States Oil Fund, LP for the year ended December 31, 2015.

/s/ Spicer Jeffries LLP
Greenwood Village, Colorado
February 26, 2016